Exhibit 99.1

BIMINI MORTGAGE MANAGEMENT, INC.

DECLARES $0.38 THIRD QUARTER 2005 CASH DIVIDEND

VERO BEACH, Fla. (August 24, 2005) — Bimini Mortgage Management, Inc. (NYSE:BMM), a real estate investment trust that invests primarily in residential mortgage-related securities, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.38 per share on the Company’s Class A and Class B Common Stock for the quarter ending September 30, 2005.  The dividend is payable October 7, 2005, to stockholders of record on September 22, 2005.

                The Board of Directors estimates that this dividend will be paid entirely from taxable earnings. Based on the Company’s current earnings estimates, taxable income for the third quarter of 2005 is expected to be about $0.01 per share more than income as computed in accordance with generally accepted accounting principles. As of August 24, 2005, approximately $35,000 of net capital gains have been recorded for the third quarter of 2005. An earnings call will be announced at a later date.

                Commenting on the announcement, Chief Executive Officer, Jeffrey J. Zimmer, said, “The Company’s portfolio allocation strategy was modified over the last 12 months such that Bimini has substantially increased the proportion in its portfolio of short duration adjustable rate mortgage backed securities - those which have coupon reset frequencies that are one year or less. These assets have increased in yield as adjustable rate mortgage indexes have gone up following the increases in short term rates orchestrated by the Federal Reserve. The coupon increases on the adjustable rate portion of the Company’s portfolio were largely responsible for the stable quarter over quarter estimated earnings the Company is experiencing in 2005. This in turn enables Bimini to continue to pay a dividend for the third quarter of 2005 which represents an annualized rate of return of 12.4% as measured against Bimini’s closing stock price today of $12.26.

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BMM Declares Third Quarter Dividend

August 24, 2005

“However, continued aggressive increases in the Federal Funds Target Rate will inevitably put pressure on earnings to the extent that our funding rates increase faster than the income on our adjustable rate mortgage related assets. In particular, while yields on our adjustable rate assets will ultimately move in response to movements in short term rates, they will do so with a lag owing to reset frequencies that are often greater than monthly and owing to interim and lifetime securities maximum coupon reset rates that may preclude a security from achieving its fully indexed rate.”

Bimini Mortgage Management, Inc., a real estate investment trust, invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-11.  The Company assumes no obligation to update forward-looking information to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking information.

Contact:	Robert E. Cauley
Chief Financial Officer
(772) 231-1400
www.biminireit.com

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